Exhibit 23(d)(2)

December 7, 2012

Mr. Mark Swanson

Treasurer and Principal Financial Officer

SSgA Funds

c/o Russell Financial Services Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

RE:	SSgA Funds Waiver and Reimbursement Agreement

Dear Mark:

SSgA Funds Management, Inc. (“SFM”), as advisor to the SSgA Funds (the “Funds”), agrees until December 31, 2013 to (i) waive up to the full amount of the advisory fee payable by a Fund, and (ii) to reimburse each fund (exclusive of non-recurring account fees, extraordinary expenses and acquired fund fees and as measured on an annualized basis) to the level of the expense limitation for the Funds stated below:

SSgA Fund Name	Total Expense Reimbursement	Expiration Date
Bond Market	All expenses in excess of .50%	December 31, 2013
Enhanced Small Cap	All expenses in excess of .75%	December 31, 2013
Emerging Markets	All expenses in excess of 1.25%	December 31, 2013
High Yield Bond	All expenses in excess of .75%	December 31, 2013
IAM SHARES	All expenses in excess of .65%	December 31, 2013
Intermediate	All expenses in excess of .60%	December 31, 2013
International Stock Selection	All expenses in excess of 1.00%	December 31, 2013
Money Market	All expenses in excess of .40%	December 31, 2013
Prime Money Market	All expenses in excess of .20%	December 31, 2013
S&P 500 Index	All expenses in excess of .18%	December 31, 2013
Dynamic Small Cap	All expenses in excess of 1.25%	December 31, 2013
Tuckerman Active REIT	All expenses in excess of 1.00%	December 31, 2013
U.S. Treasury Money Market	All expenses in excess of .20%	December 31, 2013

In addition, SFM agrees to the following management fee waivers on an annual basis for certain Funds in the amounts and for the expiration dates shown in the table below.

SSgA Fund Name	Management Fee Waiver	Expiration Date
Prime Money Market	.05% of .15% management fee	December 31, 2013
U.S. Treasury Money Market	.05% of .15% management fee	December 31, 2013

Prior to December 31, 2013, this agreement may not be terminated with respect to a class of shares of a Fund without the approval of the Board of Trustees. This agreement supersedes any prior voluntary waiver or reimbursement arrangements for the Funds specifically named above and may, at SFM’s option, continue after the dates designated above.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSgA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham

Ellen M. Needham, Senior Managing Director and President

Accepted and Agreed:

SSgA Funds, on behalf of the portfolios named above

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer and Principal Financial Officer